                                                                    EXHIBIT 16.1


May 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated May 17, 2002 of ValueVision Media, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc: Richard Barnes, Executive Vice President, Chief Operating Officer and Chief Financial Officer, ValueVision Media, Inc.